Exhibit 23(a)
Consent of Independent Accountants
The Board of Directors
CSB Bancorp, Inc.
We hereby consent to the incorporation by reference in the prospectuses constituting part of the registration statement on Form S-8 for the CSB Bancorp, Inc. Share Incentive Plan of our report dated January 27, 2005 on the consolidated balance sheets of CSB Bancorp, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004, which report appears in the December 31, 2004 Form 10-K of CSB Bancorp, Inc. and subsidiary.
/s/ CLIFTON GUNDERSON LLP
Toledo, Ohio
November 28, 2005
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